Contact:

Maria A. Grasso

Executive Vice President, Chief Operating

Officer and Corporate Secretary

Flushing Financial Corporation

718-961-5400

FOR IMMEDIATE RELEASE

Flushing Financial Corporation Completes Sale of Over-allotment Shares

LAKE SUCCESS, NY – October 1, 2009 – As reported on September 22, 2009, Flushing Financial Corporation (the “Company”) (Nasdaq-GS: FFIC), the parent holding company for Flushing Savings Bank, FSB (the “Bank”), entered into an underwriting agreement (“Underwriting Agreement”) with Keefe, Bruyette & Woods, Inc. (“Keefe Bruyette”), as representative of the underwriters named therein (collectively including Keefe Bruyette, the “Underwriters”), that provided for the sale of 8,317,400 shares of the Company’s common stock to the Underwriters, acting severally and not jointly, at a purchase price of $11.50 per share, less underwriting discounts and commissions, in an underwritten public offering (the “Offering”). The Offering was completed on September 22, 2009.

“We are pleased with our ability to raise capital from a position of strength to further bolster Flushing Financial’s already well-capitalized position," said John R. Buran, President and Chief Executive Officer. “The markets’ positive response to our stock offering is a testament to the strength of our business, our disciplined management approach, and our ability to execute our strategy to transition to a more commercial-like financial institution. We intend to use this capital to repurchase the preferred stock and warrant issued to the U.S Treasury under the TARP Capital Purchase Program. This additional capital also places us in a strong position to take advantage of growth opportunities in New York.”

Pursuant to the Underwriting Agreement, the Company granted the Underwriters a 30-day option to purchase up to an additional 1,247,610 shares of the Company’s common stock to cover over-allotments, if any. On September 29, 2009, Keefe Bruyette, as representative of the Underwriters, provided written notice that the Underwriters would be partially exercising the over-allotment option to purchase an additional 1,012,610 shares of the Company’s common stock (“Over-allotment Shares”) at $11.50 per share, less underwriting discounts and commissions. The sale of the Over-allotment Shares was completed on October 1, 2009, resulting in additional net proceeds to the Company, after underwriting discounts and commissions and expenses, of approximately $11.1 million, bringing the total net proceeds to the Company from the offering to an estimated $101.6 million.

The shares were issued pursuant to a prospectus supplement filed as part of an existing shelf registration statement filed with the Securities and Exchange Commission (“SEC”). A copy of the registration statement, the prospectus supplement and other documents incorporated by reference that the Company has filed with the SEC may be obtained from the SEC’s web site at www.sec.gov. A copy of the prospectus supplement relating to the offering may be obtained from Keefe, Bruyette & Woods, Inc., Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, or by calling toll-free (800) 966-1559.

This news release does not constitute an offer to sell or solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Flushing Financial Corporation

Flushing Financial Corporation is the parent holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the Federal Deposit Insurance Corporation. The Bank serves consumers and businesses by offering a full complement of deposit, loan, and cash management services through its fifteen banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which enables the Bank to expand outside of its current geographic footprint. In 2007, the Bank established Flushing Commercial Bank, a wholly-owned subsidiary, to provide banking services to public entities including counties, towns, villages, school districts, libraries, fire districts and the various courts throughout the metropolitan area.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company’s website at http://www.flushingsavings.com. The information contained on the Company’s website does not constitute part of the prospectus discussed above.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to the public offering and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.